Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295, 333-114006 and 333-111454 (including any amendments thereto)) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457 and 333-118816 (including any amendments thereto)) of Cheniere Energy, Inc. of our report dated July 12, 2004, with respect to the balance sheet of Gryphon Exploration Company as of December 31, 2002, and the related income (loss), stockholders’ equity, and cash flows for the year then ended, which report appears on page 119 in the December 31, 2004, annual report on Form 10-K of Cheniere Energy, Inc.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
March 9, 2005